Exhibit 10.46

Gift Card Projects Master Agreement

SoftBank Corp. (“SB”) and PayPay Corporation (“PayPay”) enter into the following agreement (this “Agreement”) with respect to promotion to the users of the SoftBank brand and the Ymobile brand (“SB Users,” defined in Article 1, Item 3) of use of services using the gift card function provided by PayPay (the “Gift Card,” defined in Article 1, Item 5).

Article 1 Definitions

The definition of the terms used in this Agreement are as follows.

(1)	“PayPay Service” means the electronic money services (including, without limitation, services as a prepaid payment instrument issuer service) and all other services provided by PP.

(2)	“Service” means the service provided by PP to issue Gift Cards to SB in accordance with this Agreement and the specifications of the PayPay Service.

(3)

“SB Users” means users or potential users of telecommunications services under the Softbank brand or the Ymobile brand, sales staff of the Softbank brand or the Ymobile brand, and helpdesk staff and administrative staff that receive inquiries from customers of the Softbank brand or the Ymobile brand. PP acknowledges that the Ymobile brand includes subsidiaries of SB that provide telecommunications services under the Ymobile brand.

(4)	“Eligible SB Users” means SB Users that are the target of a Project, as specified in the Individual Agreement.

(5)

“Gift Card” means a code created by PP consisting of alphanumeric characters, which can be entered in the PayPay smartphone application to grant the holder a PayPay Balance equivalent to the monetary amount set by PP for that code.

(6)	“Project” means a project provided for in Article 2, Paragraph 1.

(7)

“Project Rewards” means the PayPay Bonus or equivalent rewards, not including physical prizes, granted to an Eligible SB User by SB (including a subsidiary of SB providing services under the Ymobile brand) or PP for a Project using a Gift Card.

(8)	“PayPay Bonus” has the meaning defined in the PayPay Terms of Service established by PP.

(9)	“Individual Agreement” means an agreement entered into between SB and PP under this Agreement in order to provide for the details of a Project, as provided for in detail in Article 3, Paragraph 2.

(10)	“PayPay Account” means the account issued upon completion of the procedures specified in the PayPay Terms of Service established by PP.

Article 2 Purpose

1.

SB and PP will implement projects to grant Project Rewards to SB Users using the Service in order to improve the effectiveness of promotion of signups and use of the PayPay Service by SB Users through customer service, promotions, and the like.

2.	The purpose of this Agreement is to establish the basic terms of the implementation of the Projects by the parties.

3.

This Agreement applies to all transactions under Individual Agreements unless otherwise agreed in writing. However, if there is any conflict between the provisions of an Individual Agreement and this Agreement, the provisions of the Individual Agreement apply preferentially.

Article 3 Individual Agreement

1.	The parties shall provide for the following matters in the Individual Agreement for the implementation of the Project:

(1)	the outline of the Project, including, but not limited to:

(i)	the organizer;

(ii)	the name of the Project;

(iii)	the description of the Project; and

(iv)	the details of the Eligible SB Users and conditions for application;

(2)	the implementation period of the Project;

(3)	the target brand;

(4)	the Gift Card amount;

(5)	the number of Gift Cards to be issued and the anticipated total issue amount;

(6)	the issuance date of the Gift Cards;

(7)	the validity period of the Gift Cards;

(8)	the Grant Costs (defined in Article 8, Paragraph 1) and cost sharing, including:

(i)	the Grant Costs of the Project and how those costs are apportioned;

(ii)	offset of the costs of the Project; and

(iii)	method of offsetting the costs of the Project;

(9)	method of inspection and acceptance; and

(10)	the contact person.

2.

An Individual Agreement will be formed when SB or PP places an order by entering the matters provided for in Paragraph 1 into the attached order form, affixing its name and seal, and delivering that form to the other party, and the party receiving the order form makes a copy of the order form, affixes its names and seal thereto, and delivers that copy to the other party. An Individual Agreement may be formed by a method separately agreed upon between the parties.

3.	Each party may use the data of the other party that both parties agree in the Individual Agreement is necessary for the performance of the Project.

Article 4 Provision of the Service

1.	PP shall grant Project Rewards to Eligible SB Users using Gift Cards in accordance with the method and specifications designated by PP.

2.

If the outline of the Project and the specifications in the Individual Agreement provide for procedures that SB is to conduct (the “SB Procedures”), SB shall conduct the SB Procedures when receiving the Services.

3.

So long as PP grants the Project Rewards in accordance with this Agreement and the specifications, PP is in no way liable to SB, the Eligible SB Users, or any other third party for any error in the SB Procedures.

4.

If PP determines based on a reasonable ground that an Eligible SB User has breached or is likely to breach the PayPay Terms of Service and other terms of service, guidelines, and the like relevant to PayPay Balance (the “PayPay TOS”) established by PP or the terms of the Project, PP may take measures by ceasing to grant Project Rewards to that Eligible SB User or revoking the Project Rewards already granted to that Eligible SB User. PP confirms that PP shall, among others, handle all inquiries from that Eligible SB User, cease to grant Project Rewards and revoke the Project Rewards already granted to that Eligible SB User at PP’s own responsibility and cost.

Article 5 Delivery

1.

PP shall issue and deliver Gift Cards to SB by the delivery date and with the content specified in the order form, by the method agreed upon between the parties. After delivery, SB shall check for any discrepancies with the content of the order and notify PP of the confirmation results without delay.

2.

If there is a discrepancy between the content delivered under the preceding paragraph and the content of the order, PP shall repair or reissue and deliver the Gift Cards with the content specified in the order form.

Article 6 Delayed Performance

If PP is unable to deliver Gift Cards with the stipulated content by the due date, PP shall notify SB of the reason and the earliest possible delivery date without delay. That notice does not release PP from liability for the delay in performance, and SB may cancel the relevant order at any time.

Article 7 Representations and Warranties

PP represents and warrants that the Gift Cards it delivers to SB conform to the terms and conditions agreed upon between the parties in writing, including the order form.

Article 8 Payment of Grant Costs

1.	SB and PP shall bear the grant assets and grant fee (“Grant Costs”) provided for in the Individual Agreement.

2.	If SB bears costs, PP shall charge to SB the Grant Costs in the manner provided for in the Individual Agreement.

3.

If SB bears costs, SB shall pay to PP the amount invoiced by the method specified in the Individual Agreement by wire transfer to the financial institution designated by PP. SB shall bear any transfer fees and other costs associated with that payment.

4.	If a payment under the preceding paragraph is delayed, SB shall pay to PP late payment damages at the rate of 14.6% per annum from the day after the due date until the day payment is completed.

Article 9 Prohibited Acts

1.

SB shall not accept Gift Cards under the Service for any purpose other than the granting of Project Rewards to Eligible SB Users in accordance with the outline of the Policy specified in the Individual Agreement.

2.

SB shall identify the Eligible SB Users and appropriately manage the information, etc. of the Eligible SB Users through the Service in accordance with the outline of the Policy specified in the Individual Agreement.

Article 10 Expiration of Gift Cards

1.

PP and SB confirm that when the validity period of a Gift Card sent by PP to SB ends, the Gift Card will expire and will no longer be eligible for the granting of Project Rewards by using the Git Cards.

2.

PP and SB confirm that PP will not refund any part of the Grant Costs to SB, even after the expiration of a Gift Card issued by PP and the lapse of the Project Rewards eligible to be received using that Gift Card due to the end of the validity period of that Gift Card or the expiration of the Project Rewards granted to SB Users using a Gift Card pursuant to the provisions of the PayPay TOS.

Article 11 Implementation of the Project

1.	Each party warrants that it will comply with this Agreement when implementing and operating the Project pursuant to the Individual Agreement.

2.

SB shall comply with the Act Against Unjustifiable Premiums and Misleading Representations and other related laws and ordinances (including enforcement orders, enforcement regulations, guidelines established by supervisory authorities, and the like; the same applies hereinafter) and implement the Project provided for in the Individual Agreement with the due care of a prudent manager.

3.

PP shall bear the cost of systems management and operation and other costs necessary for the provision of the Service. SB shall bear the responsibilities and costs necessary for implementing the Project, including the systems and personnel for the website, registration, and other operation and administration necessary for the Project.

4.

SB shall provide to PP information regarding SB Users and other information designated by PP as necessary for the granting of Project Rewards through the use of Gift Cards (the “Project User Information”) by the method designated by PP.

Article 12 Advertising and Promotion

1.

If SB conducts promotion in connection with Project Rewards or the granting of Project Rewards for a Project provided for in an Individual Agreement (“Advertising and Promotion”), SB shall notify PP by electronic or magnetic means of the content and method of the Advertising and Promotion in advance, and conduct that Advertising and Promotion by the method approved by PP by electronic or magnetic means. The same applies to changes in the content of the Advertising and Promotion.

2.

If the content or method of any Advertising and Promotion implemented by SB is determined by PP to violate or be likely to violate laws and ordinances, or to conflict with the advertising publication standards established by PP, PP requests that SB change the content or method of that Advertising and Promotion, and if SB acknowledges that the request is reasonable, SB shall immediately follow PP’s instructions at SB’s own cost.

Article 13 Use of Trade Names

PP may request that SB display the trade name of PP, service mark of PayPay Balance, logo, or other marks designated by PP (the “PayPay Trade Names”), and PP gives permission in advance for SB to use the PayPay Trade Names for Advertising and Promotion, free of charge, by the method instructed by PP.

Article 14 Handling of Inquiries

1.

SB shall handle any inquiries, applications, complaints and other communications with SB Users and other third parties concerning the Project provided for in an Individual Agreement at its own responsibility and cost, and shall not cause any damage to PP.

2.

PP shall handle any inquiries, complaints and other communications with SB Users and other third parties concerning the PayPay Service and the Project Rewards at its own responsibility and cost, and shall not cause any damage to SB.

3.	The parties shall cooperate to resolve any inquiries, complaints and the like not provided for in the preceding two paragraphs.

4.	If either party receives inquiries, applications, complaints and other communications that the other party should handle, it shall refer those communications to the other party.

Article 15 Procedure on Contract Termination

If this Agreement or an Individual Agreement is terminated for any reason, each party shall return to the other party or destroy any materials received from the other party in connection with this Agreement or the Individual Agreement, as instructed by the other party, without delay after the termination date, at that party’s own expense.

Article 16 Temporary Server Unavailability or Service Suspension

1.

PP may suspend its performance of all or part of the Service, without any notice to SB, in the following cases, provided that PP shall notify SB of scheduled inspections, maintenance, and the like in advance where possible:

(1)	if unavoidable for a scheduled inspection or maintenance of PP servers or other equipment, maintenance of the place where a system is installed, or otherwise for administrative reasons;

(2)	if communications demand significantly increases due to an emergency, and PP determines that it is necessary to prioritize urgent requests; or

(3)	other than those specified in the preceding two items, if PP determines that suspension of the services it operates (not limited to the Service) is necessary due to operational or technical reasons.

2.

If PP is unable to perform all or part of the Service due to a reason provided for in the preceding paragraph, PP shall handle any Eligible SB Users that were unable to use all or part of the Service, at PP’s own responsibility and cost, promptly after the reason under the preceding paragraph is resolved, and shall not cause any damage to SB. If PP notifies SB in advance in accordance with the preceding paragraph, PP shall determine its policy on liability for non-performance (impossibility of performance or delayed performance) after separate consultation with SB.

Article 17 Force Majeure

If and to the extent that the performance of this Agreement or an Individual Agreement becomes impossible due to a natural disaster, war, civil unrest, riot, electricity blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, amendment and abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or another event not attributable to either party, neither party is liable for non-performance, and is released from its obligations under this Agreement or the relevant Individual Agreement.

Article 18 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement or the Individual Agreements without the prior written consent of the other party.

Article 19 Handling of Personal Information

If either party is required to handle personal information (meaning personal information as defined in the Act on the Protection of Personal Information (Act No. 57 of May 30, 2003), communication logs, cookies, and similar data; the same shall apply hereinafter) in the course of performing, or in connection with, this Agreement or an Individual Agreement, that party shall handle the personal information appropriately and with the due care of a prudent manager, in accordance with the Act on the Protection of personal information and the guidelines of competent government agencies, and make efforts to prevent unauthorized access to and use of the personal information.

Article 20 Confidentiality Obligations

1.

Each party shall maintain as confidential, during the term of this Agreement and for two years thereafter, any confidential information of the other party obtained through this Agreement and explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include any of the following:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a legal duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written consent of the other party or pursuant to the preceding paragraph, that party shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

5.

Each party shall cease using Confidential Information upon the termination of this Agreement or upon request by the other party. In such case, the disposal of the Confidential Information shall be at the option and under the direction of the other party.

6.

If actual or potential divulgence of Confidential Information occurs, either party may conduct an investigation regarding the other party’s management of Confidential Information to the extent reasonable, and the other party shall cooperate with that investigation.

Article 21 Project Cancellation

If either party determines that it is necessary to alter, suspend, or cancel a Project in order to comply with the instructions or guidance of a supervisory authority, relevant laws and ordinances, or the like, that party may cancel the Project or alter or terminate this Agreement and the Individual Agreements after notifying and consulting with the other party in advance.

Article 22 Term

1.

The term of this Agreement is one year from the execution date. However, unless either party gives written notice at least three months in advance of the expiration of this Agreement of its intention to end this Agreement upon expiration, this Agreement will automatically renew for one year upon expiration, and the same applies thereafter.

2.

If any outstanding obligations exist under this Agreement or an Individual Agreement upon the termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 23 Exclusion of Antisocial Forces

1.

Each party represents and covenants that neither it nor any of the following entities is, as of the execution date of this Agreement, or will be in the future, an Antisocial Force (meaning an organized crime group, member of an organized crime group, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces”):

(1)

a special interested party of that party (meaning (a) an officer (or officers’ shareholding association) of that party; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company; or (e) an officer of (d));

(2)	a material employee of that party;

(3)	a major shareholder or major trading partner of that party; or

(4)	any other person who substantively controls the management of that party.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of the agreements with the other party, including this Agreement and the Individual Agreements, without assuming any liability and without prior notice or demand for cure, if:

(1)	the other party is discovered to have made a false representation under the preceding paragraph;

(2)	the other party breaches its covenant under the preceding paragraph; or

(3)	the other party or an entity falling under any item of the preceding paragraph with respect to the other party is discovered to be involved with Antisocial Forces.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 24 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement or an Individual Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement and the Individual Agreements, without assuming any liability and without prior notice or demand for cure.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement and the Individual Agreements, without assuming any liability and without notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	resolves to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate; or

(7)	breaches any law or ordinance.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 25 Survival

Article 14 (Handling of Inquiries), Article 18 (No Transfer of Rights and Obligations), Article 19 (Handling of Personal Information), Article 20 (Confidentiality), Article 22 (Term), Paragraph 2, Article 23 (Elimination of Antisocial Forces), Paragraph 4, Article 24 (Termination for Cause; Acceleration), Paragraph 4, this Article (Survival), Article 26 (Jurisdiction), Article 27 (Consultation), and Article 28 (Governing Law) will remain effective after the termination of this Agreement.

Article 26 Jurisdiction

Depending on the amount in dispute, the Tokyo Summary Court or the Tokyo District Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement or an Individual Agreement.

Article 27 Consultation

The parties shall consult in good faith to resolve any matter not provided for in this Agreement or an Individual Agreement or doubt arising regarding this Agreement or an Individual Agreement.

Article 28 Governing Law

The formation, effect, performance and interpretation of this Agreement and the Individual Agreements are governed by the laws of Japan.

In witness whereof, this Agreement is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

August 28, 2019

SB:	1-9-1 Higashishimbashi, Minato-ku, Tokyo
Customer Base Promotion Division, Softbank Corp.
Kazuhiro Sasaki, Executive Officer and General Manager

PP:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, President and Representative Director

Exhibit

To: [PayPay Corporation]	Date: [ ]

Order Form

[1-9-1 Higashishimbashi, Minato-ku, Tokyo]

[SoftBank Corp.]

(Name and title)

We request Gift Cards as follows in accordance with the Gift Card Project Master Agreement dated August 28, 2019. The content of this order form is confidential information.

Application date
Outline of the Project	(1) Organizer: (2) Project name: (3) Description of the Project: (4) Details of the Eligible SB Users and conditions for application:
Implementation period of the Project
Target brand	☐ Softbank / ☐ Ymobile / ☐ Willcom Okinawa
Gift Card amount
Number of Gift Cards to be issued / Anticipated total issue amount
Date of issuance (delivery date) of Gift Cards
Validity period of Gift Cards
Burden of costs
Offset of expenses	☐ Yes / ☐ No
Method of offsetting expenses
Method of inspection and acceptance
Special provisions
Contact person	[SoftBank Corp.] Department: Name: Phone: Email:

To: [SoftBank Corp.]	Date: [ ]

Consent Form

We agree to issue Gift Cards as requested in the above Order Form in accordance with the Gift Card Project Master Agreement dated August 28, 2019.

                                      [1-3 Kioicho, Chiyoda-ku, Tokyo]

                                      [PayPay Corporation]

                                      (Name and title)

Contact person	[PayPay Corporation] Department: Name: Phone: Email: